WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



<ARTICLE> 5
<LEGEND>
              This schedule contains summary financial information extracted from Noram Gaming and Entertainment, Inc. and Subsidiary December
              31, 1997 financial statements and is qualified in its entirety by reference to such financial statements

</LEGEND>

<CIK>                                  0000894555
<NAME>                                 Noram Gaming and Entertainment Inc.

